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                                                                    EXHIBIT 99.1

                      [CHART INDUSTRIES, INC. LETTERHEAD]

For Immediate Release

          Chart Industries Wins Hydrocarbon Processing Equipment Order

CLEVELAND, OH - September 26, 2002 - Chart Industries, Inc. (NYSE: CTI) today announced that it has received a purchase order from the Bechtel Corporation, Houston, Texas, for two cryogenic "cold boxes" - large cryogenic processing systems used for liquefying natural gas. Chart has produced similar "cold boxes" for Bechtel in 1998, 2000 and 2001.

Chart's Process Systems Division, located in Westborough, Massachusetts, will engineer and design the cold boxes. Chart's Heat Exchanger Division in LaCrosse, Wisconsin will manufacture the brazed aluminum heat exchangers, which are contained inside the cold boxes. Chart Coastal Fabrication, LLC in New Iberia, Louisiana will manufacture the cold boxes.

Arthur S. Holmes, Chairman and Chief Executive Officer, commented, "This significant award for Chart reflects the continued strong international hydrocarbon processing market. The Company will benefit from this award somewhat in the fourth quarter of 2002, but for the most part in 2003." Mr. Holmes commenting further stated, "We are encouraged by this award and by the fact that Chart's third-quarter 2002 operating results are currently meeting our expectations of exceeding the second quarter 2002, as previously anticipated. We continue to believe that Chart's operating results for the fourth quarter of 2002 will surpass the third quarter."

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, slowdowns in Chart's major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity and reduce operating costs, the ability of Chart to satisfy covenants and make required principal payments or prepayments under its credit facilities, the success of Chart in obtaining additional sources of capital and selling certain assets and the ultimate terms and conditions of such transactions, changes in worldwide economic and political conditions, the threat of terrorism and the impact of responses to that threat, and foreign currency fluctuations that may affect worldwide results of operations.

Chart Industries, Inc. manufactures standard and custom-built industrial process equipment primarily for low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc., visit the Company's web site at www.chart-ind.com

Contact:  Michael F. Biehl
          Chief Financial Officer
          440-753-1490